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                                 EMPLOYMENT AGREEMENT

THIS AGREEMENT dated December 15, 1998 is between BENZ ENERGY LTD. ("Benz") and its wholly owned subsidiary TEXSTAR PETROLEUM, INC. ("Texstar") (both referred to as the "Company"), and Prentis B. Tomlinson, Jr. ("Employee").

NOW THEREFORE, it is hereby agreed as follows:

1. EMPLOYMENT. The Company hereby employs Employee as the Chairman of the Board and Chief Executive Officer of the Company and Employee hereby accepts such employment and agrees to perform the services specified in Section 6 below upon the terms and conditions hereinafter set forth. Employee shall serve as a member of the Board of Directors of the Company as well as a member of the Executive Committee. Employee shall report directly to the Board of Directors of the Company in accordance with the by-laws of the Company and any provisions of applicable law.

2. TERM. The term of this Agreement, and the employment arrangement hereunder, shall commence on the Effective Date hereof and shall continue for a term (the "Term") commencing on the Effective Date and ending on the date five
(5) years after the Effective Date ("Expiration Date"), provided, however, that either party hereto may terminate the employment of Employee prior to the Expiration Date upon thirty (30) days prior written notice to the other party.

3. COMPENSATION. The Company shall pay to Employee or his designee a salary of Twenty-Two Thousand Nine Hundred and Sixteen and 67/100 Dollars ($22,916.67) per month, payable in accordance with the Company's standard payroll procedures ("Salary"). Of Said Salary, Five Thousand Four Hundred Fifty and 00/100 Dollars ($5,450.00) will be accrued and paid on the earlier of January 1, 2002 and termination of the Encap Credit Agreement. Employee's Salary shall be subject to withholding for all applicable taxes and insurance premiums and may be increased during the term of this agreement at the election of the Company.

4. COMPENSATION - VARIABLE. The Company will pay a bonus to Employee or his designee based on a percentage of the gross revenue and a percentage of net income as audited on a quarterly basis by the Company's auditors. The goal would be that Employee would receive on an annual basis a bonus equal to one to two times the annual compensation in paragraph 3 above.

5. ASSIGNMENT. Simultaneous with entry into this Agreement Employee or his designee shall be assigned an overriding royalty interest equal to one percent (1%), proportionately reduced to Texstar's working interest, in Texstar's Oakvale, LaHinch, and Rayburn/Plum Grove properties, and a .25% net revenue interest (calculated on an 8/8ths basis), in Texstar's Old Ocean properties, subject in each case to all liens, burdens, and encumbrances on Texstar's title at such time and reduced by the amount of any royalties already existing on such properties in favor of Employee, his family members, or any Guarantors/Shareholders other than Benz or Texstar, excluding only approximately a .38% overriding royalty presently owned by Heather Tomlinson in the Oakvale Dome properties.

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6.   DUTIES.  Employee shall have the responsibilities and authority usually associated with the offices of Chairman of the Board and Chief Executive Officer of the corporations having assets in value equal to the assets of the Company, and such other duties as the Board of Directors of the Company shall determine from time to time. Company agrees that the removal of Employee from the position of Chairman of the Board and Chief Executive Officer during the Term of the Agreement shall constitute a material breach of this Agreement hereof and a basis for the Employee terminating employment for cause.

7. EXTENT OF SERVICE. Employee shall devote the necessary time, attention, and energies to the business of the Company. The foregoing shall not be construed as preventing Employee from making any investments, or engaging in other activities, provided such investments and activities do not require any material services on the part of Employee. Additionally, during the term of Employee's employment with the Company, Employee shall not invest in, be employed by, or otherwise be associated or affiliated with any company or business that is in competition with the Company. This latter condition shall not include normal investments in other companies in which the Employee is not active in the management of such company.

8. WORKING FACILITIES. The Company shall furnish office facilities, supplies, secretarial help, and other facilities and services suitable to Employee's position and adequate for the performance of Employee's duties hereunder. The Company will provide Employee with one (1) parking space in the parking garage used by the Company; or at Employee's option, Employee may elect to receive the amount of the monthly parking fee in cash and make his own parking arrangements.

9. FRINGE BENEFITS. Employee shall be entitled such group insurance, 401K Plan and other fringe benefit programs as are established for the other executive employees of the Company, on the same basis as such other employees are entitled thereto, it being understood that the establishment, termination, or change of such programs shall be at the sole discretion of the board of directors of the Company. Notwithstanding the foregoing, Employee shall have the option (exercisable by written notice to the Company) to waive participation in the Company's group insurance program and receive a monthly premium otherwise applicable to Employee, in which event Employee shall be responsible for obtaining his own insurance coverage. Company shall reimburse Employee any dental costs incurred prior to the inclusion of a dental plan as part of the Company's group insurance program.

10. EXPENSES. Employee is authorized to incur reasonable expenses in the performance of his duties and the promotion of the business of the Company, including expenses for business entertainment, travel, basic cellular phone monthly fees and business calls, and similar items, subject, however, to the Company's standard expense reimbursement policies. The Company will reimburse Employee for all such expenses upon the presentation by Employee of an itemized account of such expenditures in a timely manner.

11. VACATION AND SICK LEAVE. Employee shall be entitled to four (4) weeks annual vacation which shall be used (non-cumulative) during each calendar year. Employee shall be entitled to five (5) days annual sick leave which shall accumulate if not completely taken during each calendar year.


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12.  TERMINATION OF EMPLOYMENT. Except as otherwise provided in Sections 13,
14, and 16, the employment, compensation and benefit arrangements hereunder shall be terminated upon the occurrence of the first to occur of any of the following events:

     (a) thirty (30) days after written notice of termination is given by either party to the other; or

     (b)    Employee's death;

     (c) At Employee's option, upon the occurrence of a Change in Control of the Company; or

     (d)    the expiration of the Term of this Agreement.

As used herein "Change of Control" means any of the following:

     (i) Any person or group of persons (as defined in Rule 13d-5 of the Securities Exchange Act of 1934), together with its affiliates, becomes the beneficial owner, directly or indirectly, of 33% or more of Benz's then outstanding common stock or 33% or more of the voting power of Benz's then outstanding securities entitled generally to vote for the election of Directors; or

     (ii) The occurrence of, or the approval by, Benz's stockholders of a merger or consolidation of Benz or Texstar with any other corporation or entity, the sale of a majority of the assets of Benz or Texstar or the liquidation or dissolution of Benz; or

     (iii) At least a majority of the Directors in office immediately prior to any other action taken or proposed to be taken by Benz stockholders or by the Board of Directors of Benz determines that such action constitutes, or that such proposed action, if taken, would constitute, a change of control of Benz, and such action is taken.

Any notice of termination given by Employee to Company under Sections 12(a) or 12(c) above shall specify whether such termination is made with or without Cause (as defined below). Employee must exercise his option to terminate this Agreement upon the occurrence of a Change in Control as set out in Section 12(c) within ninety (90) days after the occurrence of such Change in Control.

13. SEVERANCE AFTER TERMINATION BY EMPLOYEE. If the Employee terminates his employment without Cause during the term of this Agreement, the Employee shall not be entitled to any severance payment upon termination of this Agreement. If the Employee terminates his employment during the term of this Agreement with Cause, then the following shall occur:

     (a) The Company shall within thirty (30) days of termination pay to Employee or his designee the sum of One Million Dollars ($1,000,000); and

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     (b)    The Company and Employee shall execute a consulting agreement in a mutually acceptable form. The agreement shall provide that for a three
     (3) year period after termination, Employee or his designee shall receive Fifteen Thousand Four Hundred and Sixteen and 67/100 ($15,416.67) per month in exchange for devoting a substantial portion of his time as required to assist the Company with its oil and gas operations.

14. SEVERANCE AFTER TERMINATION BY COMPANY. If during the term of this Agreement the Company terminates Employee's employment without Cause, the following shall occur:

     (a) The Company shall within thirty (30) days of termination pay to Employee or his designee the sum of One Million Dollars ($1,000,000); and

     (b) The Company and Employee shall execute a consulting agreement in a mutually acceptable form. The agreement shall provide that for a three
     (3) year period after termination, Employee or his designee shall receive Fifteen Thousand Four Hundred and Sixteen and 67/100 ($15,416.67) per month in exchange for devoting a substantial portion of his time as required to assist the Company with its oil and gas operations.

During the term of this Agreement, if the Company terminates Employee's employment with Cause, the Employee shall not be entitled to receive any severance payment upon termination of this Agreement.

15. CAUSE. As used in this Agreement, the term "Cause" means (i) the breach of any material provision of this Agreement by either the Company or Employee; (ii) willful misconduct by the Employee, (iii) the gross neglect by Employee of his duties as an employee, officer or director of the Company which continued for more than five (5) days after written notice from the Company to Employee specifically identifying the gross negligence of Employee and directing Employee to discontinue same; or (iv) the occurrence of a Change in Control of the Company.

16. LIABILITY OF EMPLOYEE. Company agrees that Employee will not be liable for any losses, expenses, costs, or damages caused by or resulting from the recommendations, suggestions, actions, errors, omissions, or mistakes (the "Management") of the Employee undertaken or proposed by Employee in the exercise of his good faith business judgment in the prosecution and management of the business and operations of the Company resulting from his willful misconduct or gross negligence.

17. INDEMNIFICATION. The Company agrees to indemnify the Employee to the fullest extent authorized under the laws of Texas for all claims, demands and causes of action arising out of Employee's Management of the Company while the Employee is employed pursuant to this Agreement.

18. DISCLOSURE OF CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that Employee will have access to certain confidential information of the Company and that such information constitutes valuable, special, and unique property of the Company. Employee


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agrees that during and after the termination of this Agreement, howsoever the termination is accomplished, Employee will not disclose to any person, firm, corporation, association, or other party, any confidential or proprietary information, knowledge or data relating to the Company's business. The records, documents, data, and similar items relating to the business, which are owned by the Company, including, but not limited to, certain geological data, computer data base information, and prospect lists shall remain the property of the Company upon the termination of this Agreement. The files, records, documents, data and similar items, including, but not limited to, certain geological data, computer data and basic information which are the property of Employee or affiliates of Employee shall not be considered property of the Company.

19. ARBITRATION. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Houston, Texas, in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to determine whether
Employee was terminated for Cause, as defined in Section 15, or that Company or Employee has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by Company.

20.   MISCELLANEOUS.

      (a) Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail: (a) to Employee's residence in the case of Employee, or (b) to the principal office of the Company in the case of the Company.

      (b) The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by Company.

      (c) This Agreement contains the entire understanding of the parties and may not be amended except by a writing signed by both parties.

      (d) This Agreement shall be binding upon the parties to this Agreement and their heirs, executors, administrators, successors, and assigns. The Company may not assign its obligations hereunder except by operation of law. Employee may not assign Employee's duties hereunder.

      (e) This Agreement shall be subject to and governed by the laws of the State of Texas.

      (f) The invalidity or unenforceability of any provision herein shall not affect the validity or enforcement of any other provision.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above

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written.

                                     COMPANY:

                                     Benz Energy Ltd.


                                     By: /s/ Todd Grabois
                                     Name: Todd Grabois
                                     Title: Vice President

                                     Texstar Petroleum, Inc.



                                     By: /s/ Todd Grabois
                                     Name: Todd Grabois
                                     Title: Vice President

                                     EMPLOYEE:




                                     ------
                                     Prentis B. Tomlinson, Jr.


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